Exhibit 99.1

SRA ANNOUNCES FINANCIAL RESULTS FOR THIRD

QUARTER OF FISCAL YEAR 2008

•	Revenue up 18% year-over-year to $376 million

•	Operating income up 30% to $29.6 million

•	Diluted EPS up $0.04 to $0.30

•	$503 million of contract awards

•	$17 million of shares repurchased during the quarter

FAIRFAX, Va. – May 6, 2008 – SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations, today announced operating results for the third quarter of fiscal year 2008, which ended March 31, 2008.

Revenue for the quarter was $376.0 million, up 18% from $317.6 million in the March 2007 quarter. Operating income for the quarter was $29.6 million, for an operating margin of 7.9%. Net income was $18.0 million, for a net margin of 4.8%. Diluted earnings per share for the quarter were $0.30, up $0.04 year-over-year.

SRA President and CEO Stan Sloane said, “We were pleased to win nearly three times the volume of contract awards that we won in the same quarter last year. Some of these programs will take time to ramp up because of protested award decisions, but they are a positive indicator for future growth.”

“We’re also enthusiastic about our agreement to acquire Era Corporation, which we announced last week. Era fits nicely into our plan to increase the product-based component of our business and continue to expand our international footprint. We look forward to completing the transaction and joining forces with an air surveillance market leader.”

CFO and Executive Vice President for Operations Steve Hughes added, “Third quarter revenue grew 18% year-over-year, while the low-margin rebillable component declined as planned. This improvement in the business mix led to better operating margins. Operating margin increased to 7.9% in the quarter, 70 basis points better than a year ago.”

New Business Awards

The Company won new business in the third quarter with potential value of $503 million, if all options are exercised. As of March 31, 2008, the Company’s backlog of signed business orders was $3.9 billion, an increase of 11% year-over-year.

Major highlights of competitive contract awards in the quarter include:

•

Joint Tactical Radio System (JTRS), Network Enterprise Domain (NED). The Defense Department awarded SRA a five-year, $108 million task order to perform management support services for the JTRS NED program office. A consolidation of work previously being performed separately by SRA and several other contractors, this win represents the second significant expansion of the Company’s San Diego presence in the last six months.

•

Drug Enforcement Administration (DEA), Enterprise Management Services (EMS). SRA was awarded a five-year, $78 million contract to provide IT infrastructure services to the DEA. This award has been protested by the incumbent contractor, and a decision is expected in the June quarter.

•

Department of Defense (DoD), Defense Manpower Data Center (DMDC). The Company won a five-year, $48 million contract to continue supporting the DMDC, which serves as the DoD’s human resource information archive for more than 28 million current and former service men and women. Under the contract, SRA will deliver database design and management, software support and identity management solutions.

•

Food and Drug Administration (FDA), FDA Adverse Event Reporting System (FAERS). The FDA awarded SRA a five-year, $27 million contract to develop the FAERS system for collecting and monitoring reports of adverse events related to FDA-regulated products.

•

Office of Personnel Management (OPM), Network Services. SRA won a 2.5-year, $24 million recompete contract to perform network services for OPM. The contract will involve the full lifecycle of network design, management and operations support.

The Company was also awarded several multiple-award, indefinite delivery/indefinite quantity (ID/IQ) contracts in the March quarter. ID/IQ vehicles are not included in the Company’s quarterly bookings total, but they provide a solid foundation for future growth.

•

Environmental Protection Agency (EPA), Office of Research and Development (ORD). SRA was awarded a prime contract on the seven-year, $200 million Software Engineering and Specialized Scientific Support (SES3) blanket purchase agreement (BPA) for the EPA. The Company has since won two task orders under the BPA, with a combined value of $32 million.

•

U.S. Army, Program Executive Office Enterprise Information Systems (PEO EIS). PEO EIS named SRA one of five awardees of the Program Management Support Services-2 (PMSS-2) contract, which has a total value of approximately $478 million over five years. The award decision has been protested, and task order activity will not begin until the protest has been resolved.

Share Repurchase

In accordance with a repurchase authority established by its Board of Directors in 2007, SRA executed an open market share buyback during the March quarter. The Company repurchased about 754,000 shares of its stock in the quarter, deploying a total of $17.3 million in cash. The average share price for repurchased shares was $22.91. Although the Company’s acquisition program remains its top priority for capital deployment, management may elect to continue opportunistic use of its repurchase authority in the future.

Forward Guidance

The Company is updating its forward guidance for the fourth quarter and full fiscal year 2008. The table below represents management’s current expectations about the Company’s future financial performance, based on information available at this time. The forward guidance in this table does not include any effect for the pending acquisition of Era Corporation or any acquisitions SRA might make in the future.

Measure	Quarter Ending June 30, 2008	Fiscal Year Ending June 30, 2008
Revenue (in millions)	$370-$390	$1,492-$1,512
Diluted EPS	$0.31-$0.33	$1.23-$1.25
Diluted Share Equivalents (in millions)	59.4	59.4

The updated revenue guidance is lower than previously issued guidance primarily because of a reduced direct material revenue forecast. Given the consistent June quarter Diluted EPS range, the implied profit margins are higher in this revised guidance. These changes are consistent with the higher labor services component of revenue in the latest forecast.

Conference Call

SRA senior management will hold a conference call to discuss these operating results and forward guidance today at 5:00 PM Eastern. Interested parties may listen to the conference call by dialing 888-287-9905 (U.S./Canada) or 706-643-7540 (Other) with passcode 42439207. The conference call will be Webcast simultaneously through a link on the SRA Web site (www.sra.com). A replay of the conference call will be available approximately two hours after the conclusion of the call from May 6 through May 20, 2008 by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (Other) and entering passcode 42439207.

About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions — including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for contingency and disaster response planning, information assurance, business intelligence, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for nine consecutive years. The Company’s 6,400 employees serve clients from its headquarters in Fairfax, Virginia, and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including guidance about future financial results and statements about the estimated value of contracts and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business; our ability to attract and retain skilled employees; any reductions in or reallocations of the U.S. defense budget or the budgets for civil government agencies; the market price of the company’s stock prevailing from time to time; the nature of other investment opportunities presented to the company from time to time; the company’s cash flows from operations; and other factors discussed in our latest quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 7, 2008. In addition, the forward-looking statements included in this press release represent our views as of May 6, 2008. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to May 6, 2008.

Contacts

Dave Keffer	Steve Hughes
Vice President, Investor Relations	CFO and Executive VP, Operations
SRA International, Inc.	SRA International, Inc.
(703) 502-7731	(703) 502-7732
david_keffer@sra.com	steve_hughes@sra.com

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	31-Mar-08	31-Mar-07	31-Mar-08	31-Mar-07
Revenue	$376,002	$317,586	$1,122,144	$942,665
Operating costs and expenses:
Cost of services	276,708	237,684	837,706	710,485
Selling, general and administrative	63,508	51,588	176,498	148,921
Depreciation and amortization	6,230	5,535	18,821	15,585

Total operating costs and expenses	346,446	294,807	1,033,025	874,991

Operating income	29,556	22,779	89,119	67,674
Interest expense	(611)	(7)	(2,216)	(27)
Interest income	886	1,180	3,374	4,514
Gain on sale of Mantas, Inc.	—	—	—	3,674

Income before taxes	29,831	23,952	90,277	75,835
Provision for income taxes	11,788	8,979	35,784	29,058

Net income	$18,043	$14,973	$54,493	$46,777

Earnings per share:
Basic	$0.31	$0.26	$0.95	$0.83

Diluted	$0.30	$0.26	$0.92	$0.80

Weighted-average shares:
Basic	57,852,369	56,696,382	57,600,872	56,299,701

Diluted	59,468,955	58,383,305	59,407,213	58,261,389

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	As of
	31-Mar-08	30-Jun-07
Current assets:
Cash and cash equivalents	$136,517	$212,034
Restricted cash	1,126	—
Accounts receivable, net	341,450	262,409
Prepaid expenses and other	21,029	26,370
Deferred income taxes, current	10,764	5,860

Total current assets	510,886	506,673

Property and equipment, net	37,875	36,685

Other assets:
Goodwill	394,153	256,530
Identified intangibles, net	39,314	30,849
Deferred income taxes, noncurrent	6,266	8,163
Deferred compensation trust	7,650	8,784
Other assets	16,185	—

Total other assets	463,568	304,326

Total assets	$1,012,329	$847,684

Current liabilities:
Accounts payable and accrued expenses	$118,699	$110,897
Accrued payroll and employee benefits	85,566	81,711
Billings in excess of revenue recognized	14,224	16,980

Total current liabilities	218,489	209,588

Long-term liabilities:
Long-term debt	80,000	—
Other long-term liabilities	26,861	12,641

Total long-term liabilities	106,861	12,641

Total liabilities	325,350	222,229

Stockholders’ equity	686,979	625,455

Total liabilities and stockholders’ equity	$1,012,329	$847,684

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended
	31-Mar-08	31-Mar-07
Cash flows from operating activities:
Net income	$54,493	$46,777
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,821	15,585
Stock-based compensation	7,322	8,451
Deferred income taxes	(1,372)	(625)
Gain on sale of Mantas, Inc.	—	(3,674)
Loss on disposal of property and equipment	744	—
Working capital changes, net of the effect of acquisitions	(38,453)	7,708

Net cash provided by operating activities	41,555	74,222

Cash flows from investing activities:
Capital expenditures	(6,754)	(10,289)
Sales and maturities of investments	—	9,749
Acquisition of Spectrum Solutions Group, net of cash acquired	—	(8,000)
Acquisition of RABA Technologies, net of cash acquired	—	(94,237)
Acquisition of Constella Group, LLC, net of cash acquired	(189,714)	—
Proceeds from sale of Mantas, Inc.	—	3,674

Net cash used in investing activities	(196,468)	(99,103)

Cash flows from financing activities:
Issuance of common stock	11,916	8,057
Tax benefits of stock option exercises	4,725	6,004
Borrowings (repayments) under credit facility, net of associated financing costs	79,676	—
Reissuance of treasury stock	679	1,245
Purchase of treasury stock	(17,600)	(84)

Net cash provided by financing activities	79,396	15,222

Net decrease in cash and cash equivalents	(75,517)	(9,659)
Cash and cash equivalents, beginning of period	212,034	173,564

Cash and cash equivalents, end of period	$136,517	$163,905

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$1,885	$27

Income taxes	$40,970	$30,820

Cash received during the period:
Interest	$3,670	$4,617

Income taxes	$757	$438

Reconciliation Between Total Revenue Growth and Organic Revenue Growth (Unaudited)

(in thousands)

Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. The Company believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the Company’s existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	31-Mar-08	31-Mar-07	% Increase
Total Revenue, as reported	$376,002	$317,586	18.4%
Plus: Revenue from acquired companies for the comparable prior year period	—	49,604

Organic Revenue	$376,002	$367,190	2.4%